
<ARTICLE> 5
<LEGEND>
THIS SCHEDULE CONTAINS SUMMARY FINANCIAL INFORMATION EXTRACTED FROM THE
CONSOLIDATED FINANCIAL STATEMENTS OF GENZYME CORPORATION AND SUBSIDIARIES AND IS
QUALIFIED IN ITS ENTIRETY BY REFERENCE TO SUCH FINANCIAL STATEMENTS.
</LEGEND>
<MULTIPLIER> 1,000

<PERIOD-TYPE>                   YEAR
<FISCAL-YEAR-END>                          DEC-31-1999
<PERIOD-START>                             JAN-01-1999
<PERIOD-END>                               DEC-31-1999
<CASH>                                         130,156
<SECURITIES>                                   522,834
<RECEIVABLES>                                  186,094
<ALLOWANCES>                                    19,291
<INVENTORY>                                    117,269
<CURRENT-ASSETS>                               730,187
<PP&E>                                         573,864
<DEPRECIATION>                                 190,683
<TOTAL-ASSETS>                               1,787,282
<CURRENT-LIABILITIES>                          137,938
<BONDS>                                              0
<PREFERRED-MANDATORY>                                0
<PREFERRED>                                          0
<COMMON>                                         1,409
<OTHER-SE>                                   1,354,983
<TOTAL-LIABILITY-AND-EQUITY>                 1,787,282
<SALES>                                        762,930
<TOTAL-REVENUES>                               772,288
<CGS>                                          182,337
<TOTAL-COSTS>                                  231,781
<OTHER-EXPENSES>                               385,461
<LOSS-PROVISION>                                15,347
<INTEREST-EXPENSE>                              21,771
<INCOME-PRETAX>                                117,928
<INCOME-TAX>                                    46,947
<INCOME-CONTINUING>                             70,981
<DISCONTINUED>                                       0
<EXTRAORDINARY>                                      0
<CHANGES>                                            0
<NET-INCOME>                                    70,981
<EPS-BASIC>                                       1.80<F1>
<EPS-DILUTED>                                     1.71<F1>

<F1>Genzyme reports earnings per share for each of its four series of common stock.
The earnings per share information presented on this schedule represents earnings per share data for net income allocated to Genzyme General Stock. For the period presented, net income allocated to Genzyme General Stock was $149,360. For the period presented, net loss allocated to Molecular Oncology Stock was
$(28,832), or $(2.25) per basic and diluted share of Molecular Oncology Stock, net loss attributable to Surgical Products Stock was $(20,514), or $(1.38) per
basic and diluted share of Surgical Products Stock, and net loss allocated to Tissue
Repair Stock was $(30,040), or $(1.26) per basic and diluted share of Tissue
Repair Stock. We created Genzyme Surgical Products on June 28, 1999. Prior to this date, the operations of Genzyme Surgical Products were included in the operations allocated to Genzyme General and, therefore, in the net income allocated to Genzyme General Stock. Net loss per share of Surgical Products
Stock for 1999 is calculated using the net loss allocated to Genzyme Surgical
Products for the period June 28, 1999 through December 31, 1999 and the weighted average shares outstanding during the same period.

